UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

IA Global, Inc.

(Name of Registrant as Specified in Its Charter)

_____________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Copies of all communications to:

Daniel M. Mahoney, Esq.

Snell & Wilmer L.L.P.

One Arizona Center

Phoenix, AZ 85004-2202

602-382-6206

602-382-6070 (fax)

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

Notice of the 2009 Annual Meeting of Stockholders

Date:	December 18, 2009
Time:	2:00 p.m.
Location:	Law Offices of Snell & Wilmer L.L.P. One Arizona Center, 19th Floor 400 East Van Buren Phoenix, Arizona 85004-2202
Proposals:

1.            To elect five nominees to serve on the Board of Directors until the 2010 Annual Meeting of Stockholders;

2.            To ratify the issuance of shares of IA Global, Inc. common stock in connection with certain transactions;

3.            To approve the issuance of shares of common stock in connection with a transaction involving Inter Asset Japan LBO No. 1 Fund;

4.            To approve the issuance of shares of common stock in connection with a transaction involving Ascendiant Capital Group, LLC;

5.            To give the Board of Directors discretion to amend the Company’s certificate of incorporation to (i) effect a reverse stock split of the common stock within a specified range of ratios and (ii) decrease the number of authorized shares of our common stock from 450,000,000 shares to 100,000,000 shares;

6.            To ratify the appointment of Sherb and Co., LLP as the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2010; and

7.            To transact such other business that may properly come before the Annual Meeting, and any adjournments thereof.

Who Can Vote:	Stockholders at the close of business on November 19, 2009.
How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope.
Who May Attend:

Only persons with evidence of stock ownership or who are guests of the Company may attend and be admitted to the Annual Meeting. Photo identification will be required (a valid driver’s license or passport is preferred).

•      If your shares are registered in your name, you must bring the proxy card.

•      If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares.

By Authorization of the Board of Directors,

Mark Scott

Secretary

San Francisco, California

November 25, 2009

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

PROXY STATEMENT

FOR THE

 2009 ANNUAL MEETING OF STOCKHOLDERS

OF

IA GLOBAL, INC.

TO BE HELD ON DECEMBER 18, 2009

Solicitation

This Proxy Statement, the accompanying proxy card and the Annual Report to Stockholders of IA Global, Inc. (the “Company”) are being mailed on or about November 25, 2009. The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) on all matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held December 18, 2009

This Proxy Statement and IA Global, Inc.’s Annual Report on Form 10-K for the fiscal year ended

March 31, 2009 are both available at www.iaglobalinc.com.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Annual Meeting if you own shares of common stock of the Company at the close of business on our record date of November 19, 2009.

How many shares of Common Stock may vote at the Meeting?

As of November 19, 2009, there were 230,103,489 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer and Trust Company, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you can vote your proxy by mailing in the enclosed proxy card. Please refer to the specific instructions set forth in the enclosed proxy card.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Annual Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all five nominees to serve on the Board until the 2010 Annual Meeting of Stockholders.
Proposal 2 —	FOR the ratification of the issuance of shares of common stock in connection with certain transactions.
Proposal 3 —	FOR the approval of the issuance of shares of common stock in connection with a transaction involving Inter Asset Japan LBO No. 1 Fund.
Proposal 4 —	FOR the approval of the issuance of shares of common stock in connection with a transaction involving Ascendiant Capital Group, LLC.
Proposal 5 —

FOR the approval of a proposal to give the Board discretion to amend the Company’s certificate of incorporation to (i) effect a reverse stock split of the common stock within a specified range of ratios and (ii) decrease the number of authorized shares of our common stock from 450,000,000 shares to 100,000,000 shares.

Proposal 6 —	FOR the ratification of the appointment of Sherb and Co., LLP as the Company’s independent registered public accounting firm (independent auditors) for fiscal year ended March 31, 2010.

What are my choices when voting?

Proposal 1 —	You may cast your vote in favor of electing the nominees as directors or withhold your vote with respect to one or more individual nominees.
Proposals 2 to 6 —	You may cast your vote in favor of or against each proposal, or you may abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the named proxies will vote your shares as follows, in accordance with the recommendations of the Board:

Proposal 1 —	FOR the election of all five nominees to serve on the Board until the 2010 Annual Meeting of Stockholders.
Proposal 2 —	FOR the ratification of the issuance of shares of common stock in connection with certain transactions.
Proposal 3 —	FOR the approval of the issuance of shares of common stock in connection with a transaction involving Inter Asset Japan LBO No. 1 Fund.
Proposal 4 —	FOR the approval of the issuance of shares of common stock in connection with a transaction involving Ascendiant Capital Group, LLC.

Proposal 5 —

FOR the approval of a proposal to give the Board discretion to amend the Company’s certificate of incorporation to (i) effect a reverse stock split of the common stock within a specified range of ratios and (ii) decrease the number of authorized shares of our common stock from 450,000,000 shares to 100,000,000 shares.

Proposal 6 —	FOR the ratification of the appointment of Sherb and Co., LLP as the Company’s independent registered public accounting firm (independent auditors) for fiscal year ended March 31, 2010.

 How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Annual Meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to the Secretary of the Company that is received prior to the Annual Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card(s); or

•	By attending the Annual Meeting and voting your shares in person.

What vote is required to approve or ratify each proposal?

Proposal 1 requires a plurality of the votes cast to elect a director.

Proposals 2 to 6 require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting.

Who will count the votes?

Representatives from the Company will count the votes and serve as our Inspector of Election. The Inspector of Election will be present at the Annual Meeting.

Who pays the cost of this proxy solicitation?

Proxies will be solicited by mail, and we will pay all expenses of preparing and soliciting such proxies. We have also arranged for reimbursement, at the rates suggested by the NYSE AMEX Stock Exchange (“AMEX”), of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record.

Is this Proxy Statement the only way that proxies are being solicited?

No. We have also arranged for brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record. Our directors, officers and employees may also solicit proxies but such persons will not be specifically compensated for such services.

We have provided additional information regarding transactions we have undertaken with related parties under the heading “Related Party Transactions” on page 6 of this Proxy Statement.

If you have any further questions about voting your shares or attending the Annual Meeting, please call the Company’s Investor Relations department at (415) 948-8828.

PROPOSAL 1

Election of Directors

Composition of the Board

Currently, the Board consists of five directors with two vacancies. If elected, each of the director nominees will serve on the Board until the 2010 Annual Meeting of Stockholders, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the five nominees should become unable to serve upon his or her election, the persons named on the proxy card as proxies may vote for other person(s) nominated by the Board. Management has no reason to believe that any of the five nominees for election named below will be unable to serve.

Your Board Recommends That Stockholders Vote FOR All Five Nominees Listed Below.

Nominees For Election as Directors

Our Management Directors

Brian Hoekstra

Chief Executive Officer

Age-50

Director since 2009

Mr. Hoekstra, who has served as the Company’s Chief Executive Officer since September 4, 2009, has more than 27 years of professional experience including corporate management, strategic planning and business development, as well as extensive technical expertise in lasers, optics and materials processing. From September 1999 until June 2009, he was Founder, President and CEO of Applied Photonics, Inc., a leading laser solutions provider for the flat panel display industry with an installation base located primarily in Asia.

From February 1998 until September 1999, Mr. Hoekstra was Vice President of Technology at Accudyne. From 1992 until 1998, he held various corporate positions specializing in marketing, intellectual property protection, technology transfer, and commercialization. From 1986 until 1992, he was the Deputy Director of a NASA-sponsored Commercial Center focused on space-based crystal growth. From 1983 until 1986, Mr. Hoekstra was a leading researcher at the Air Force Materials Laboratory at Wright Patterson AFB.

Mr. Hoekstra graduated from Illinois Institute of Technology with a bachelor’s degree in physics in 1981, attended the U.S. Air Force Academy from 1977 until 1979, and has completed numerous professional military and continuing education courses. He has been an independent director of Amtech Systems, Inc. (NASDAQ: ASYS) since February 19, 2007.

Ryuhei Senda

Age-50

Director since 2009

Mr. Senda has more than 25 years of professional experience including project and corporate management, strategic planning and business development, as well as management of investment funds. Mr. Senda was Director of Business Development of Applied Photonics, Inc., a leading laser solutions provider for the flat panel display industry from April 2004 to February 2009.

Mr. Senda was the project manager of Mitsubishi Corporation in Japan from April 1992 to March 2004 and played key roles introducing and spreading 2D bar code in Japanese and U.S. market. At the same time, he managed the investment fund for the next generation technologies funded by Mitsubishi Corporation and certain other major Japanese companies.

Mr. Senda graduated from Hitotsubashi University in Tokyo, Japan with a bachelor’s degree of business in 1981.

Our Independent Directors

Michael Garnreiter

Age- 57

Director since 2009

Mr. Garnreiter is currently President of Rising Sun Restaurant Group, L.L.C., a private restaurant operating company and has held that position since August 2006. From April 2002 through June 2006, Mr. Garnreiter was Executive Vice President, Treasurer, and Chief Financial Officer of the Main Street Restaurant Group.

Mr. Garnreiter is a director of TASER International, Inc. (NASDAQ: TASR), Knight Transportation Inc. (NYSE: KNX) and Amtech Systems, Inc. (NASDAQ: ASYS). Mr. Garnreiter previously served as a general partner of the international accounting firm of Arthur Andersen from 1974 through March 2002. Mr. Garnreiter holds a B.S. degree in accounting from California State University at Long Beach and is a Certified Public Accountant.

Audit Committee: Chairman

Nominations and Governance Committee: Member

Compensation Committee: Member

Jack Henry

Age- 63

Director since 2009

Mr. Henry has served on the board of directors of White Electronic Designs Corp. (NASDAQ: WEDC) since January 2004 and currently serves as the chairman of its audit committee and is a member of its compensation and operations review committees. Mr. Henry has also served on the board of directors of Grand Canyon Education, Inc. (NASDAQ: LOPE) since November 2008 and currently serves as the chairman of its audit committee. He also currently serves on the boards of directors of several private companies previously served on the boards of directors of four other public-reporting companies. Mr. Henry was one of the founders of the Arizona Chapter and is the President of the Arizona Chapter of the National Association of Corporate Directors (NACD).

Mr. Henry began his career in 1966 with Arthur Andersen. He became a Partner in 1976 and was Managing Partner of the Phoenix office from 1982 to 2000. In 2000, Jack retired from Arthur Andersen and formed Sierra Blanca Ventures LLC, a private consulting and investment firm. He has served in a variety of community positions including chairman of the Arizona Chamber of Commerce and Greater Phoenix Leadership, Greater Phoenix Economic Council, Arizona Business Hall of Fame, Phoenix Convention & Visitors Bureau, Junior Achievement, Violence Prevention Initiative, Arizona Economic Forum and the Super Bowl ‘96 Executive Committee.

Mr. Henry is a frequent speaker and consultant on audit committee and corporate governance matters. Mr. Henry holds both a bachelor’s degree and an MBA from the University of Michigan.

Nominations and Governance Committee: Chairman

Compensation Committee: Member

Audit Committee: Member

Greg LeClaire

Age- 40

Director since 2009

Mr. LeClaire currently serves as a financial, operational and strategy development consultant in the technology sector. Mr. LeClaire is also a director and audit committee chairman of LiveDeal, Inc. (NASDAQ: LIVE).

From September 2006 to May 2009, Mr. LeClaire served as Vice President of Finance, Chief Financial Officer and Corporate Secretary of ClearOne Communications, Inc. (NASDAQ: CLRO), a manufacturer and marketer of audio conferencing and related products. From April 2006 until August 2006, Mr. LeClaire served as Vice President - Finance and Administration for LiveDeal, Inc., an Internet classifieds company that was acquired by a publicly-traded company.

Prior to that, Mr. LeClaire was Vice President and Chief Financial Officer of Utah Medical Products, Inc. (NASDAQ: UTMD), a multi-national medical device corporation. Mr. LeClaire has significant experience in the areas of finance and accounting, SEC reporting, Sarbanes-Oxley compliance and budgeting and financial management. He holds an M.S. degree in management from Stanford University’s Graduate School of Business and a bachelor’s degree in accounting from the University of Utah.

Compensation Committee: Chairman

Audit Committee: Member

Nominations and Governance Committee: Member

CORPORATE GOVERNANCE

Code of Conduct and Ethics

The Company has adopted conduct and ethics standards titled the Code of Conduct and Ethics (the “Code of Conduct”), which are available at www.iaglobalinc.com. These standards were adopted by the Board to promote transparency and integrity of the Company. The standards apply to the Board, executives and employees. Waivers of the requirements of the Code of Conduct or associated polices with respect to members of the Board or executive officers are subject to approval of the full Board.

The Company’s Code of Conduct includes the following:

•	promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
•

promotes the full, fair, accurate, timely and understandable disclosure of the Company’s financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

•	promotes compliance with applicable SEC, AMEX and governmental laws, rules and regulations;
•	deters wrongdoing; and
•	requires prompt internal reporting of breaches of, and accountability for adherence to, the Code of Conduct.

On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Conduct, the Audit Committee and the Board are charged with resolving any conflict of interest involving management, the Board and employees on an ongoing basis.

Review and Approval of Related Person Transactions.

The Company has operated under a Code of Conduct for many years. The Company’s Code of Conduct requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. The Company has not adopted a written policy for reviewing related person transactions. The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the Company or a related person are disclosed.

Related Party Transactions

Inter Asset Japan Co. Ltd. and Affiliates

During the year ended March 31, 2009, the Company entered into several related party transactions with Inter Asset Japan Co. Ltd. (“IAJ”) and affiliates, and IAJ LBO Fund, PBAA Fund Limited, Terra Firma, IAJ, IA Turkey and Hiroki Isobe (collectively, the “Controlling Shareholder Group”). These transactions are described in more detail in Proposal 3 of this proxy statement, beginning at page 27 hereof.

Loan Transaction Involving Former CEO and Significant Stockholder

On June 23, 2009, Derek Schneideman, who at that time was our Chief Executive Officer, loaned Michael Ning, a shareholder who owns or controls approximately 12.4 % of the Company, $35,000.

Kyo Nagae Relationship with IAJ

In January 2006, Mr. Kyo Nagae, CFO of Global Hotline, Inc. (“Global Hotline”) became President of IAJ and IAJ LBO Fund. On January 28, 2009, Mr. Nagae resigned from this position effective July 31, 2008.

IAJ Relationship with Tesco Co. Ltd.

IAJ owns a 23% minority ownership percentage in Tesco Co. Ltd. (“Tesco”). Global Hotline has an agent agreement with Tesco to sell their lighting products. Tesco owes Global Hotline approximately $3,626,459 and $2,310,110 as of June 30, 2009 and March 31, 2009, respectively. Hideki Anan and Kyo Nagae are directors of Tesco. During the twelve months ended March 31, 2009, we deferred $814,787 in revenues with Tesco.

Director Independence

In accordance with AMEX rules, the Board affirmatively determines the independence of each director and nominee for election as a director under AMEX’s independence standards as set forth in Section 803A of the AMEX Company Guide.

Based on these standards, at its meeting held on October 30, 2009, the Board determined that each of the following non-employee Directors are independent and has no relationship with the Company, except as a director and stockholder of the Company:

•	Michael Garnreiter
•	Jack Henry
•	Greg LeClaire

Communication with the Board or Members Thereof

We do not have a formal procedure for stockholder communication with our Board. In general, our directors are easily accessible by telephone, postal mail or electronic mail. Any matter intended for the Board, or for any individual member or members of the Board, can be directed to our Chief Executive Officer or Chief Financial Officer with a request to forward the same to the intended recipient. Alternatively, stockholders can direct correspondence to the Board, or any of its members, in care of the Company at 101 California Street, Suite 2450, San Francisco, CA 94111. The Company will direct the correspondence to the director. All such communications will be forwarded to the intended recipient unopened.

Nominations for Directors

Identifying Candidates

The Nominations and Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominations and Governance Committee considers recommendations of potential candidates from current directors, management and stockholders. The Company does not have a specific policy regarding consideration of stockholder director nominees. Stockholders’ nominations for directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Nominations and Governance Committee to assess his or her qualifications. Nominations must be addressed to the Chairman of the Nominations and Governance Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received no later than July 27, 2010, in order to be included in the proxy statement for the next annual election of directors.

Chairman of the Nominations and Governance Committee

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

Qualifications

The Nominations and Governance Committee has not established specific minimum age, education, and years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board has developed a group of criteria, which are designed to describe what qualities and characteristics are desired for the Board as a whole. The full Board conducts an annual self-evaluation of its membership with respect to the criteria. The purpose of this evaluation is to help ensure the Board remains comprised of members fulfilling the desired complement of talents and expertise for the Board as a whole. No single director is expected to have each criterion. There is no difference in the manner in which the Board evaluates persons recommended by directors, officers or employees and persons recommended by stockholders in selecting Board nominees.

The criteria are reviewed annually by the Nominations and Governance Committee and the Board to ensure they remain pertinent and robust. In general, they require that each director:

•	have the highest personal and professional ethics, integrity and values;
•	consistently exercise sound and objective business judgment;
•	have a comfort with diversity in its broadest sense; and
•	have experience in the Pacific Rim region.

In addition, it is anticipated that the Board as a whole will have individuals with:

•	significant appropriate senior management and leadership experience;
•	a comfort with technology;
•	a long-term and strategic perspective; and
•	the ability to advance constructive debate and a global perspective.

Further, it is important for the Board as a whole to operate in an atmosphere where the chemistry between and among the members is a key element.

Candidate Selection Process

Upon receipt of a stockholder-proposed director candidate, the Chairman of the Nominations and Governance Committee assesses the Board’s needs, primarily whether or not there is a current or pending vacancy or a possible need to be filled by adding or replacing a director. A director profile is prepared by comparing the current list of criteria with the desired state and with the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Nominations and Governance Committee and the Chairman of the Board for discussion and review at the next Nominations and Governance Committee meeting. During the past fiscal year, the Company did not receive any stockholder-proposed director candidates.

Similarly, if at any time the Nominations and Governance Committee or the Board determines there may be a need to add or replace a director, the Corporate Secretary, the Nominations and Governance Committee Chairman and the Chairman of the Board develop a director profile by comparing the current list of criteria with the desired state. If no candidates are apparent from any source, the Nominations and Governance Committee will determine the appropriate method to conduct a search.

Regardless of how a candidate is brought to the Nominations and Governance Committee’s attention, qualified candidates are asked to conduct one or more personal interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated. There is no difference in the manner in which the Board evaluates persons recommended by directors, officers or employees and persons recommended by stockholders in selecting Board nominees.

Ryuhei Senda is the representative of our Controlling Shareholder Group on the Board.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. The Board met 23 times and took no action by written consent during the year ended March 31, 2009. All directors attended at least 75% of the meetings of the Board and of the committees on which they served during the year ended March 31, 2009, except for Masazumi Ishii, who attended 71% of the Board meetings due to scheduling and other conflicts. Although the Board does not have a formal policy regarding attendance by the members of the Board at the annual meeting of the Company, all members of the Board are requested to attend the annual meeting of stockholders. All of the then-directors attended the 2008 Annual Meeting of Stockholders on July 29, 2008.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee and the Compensation Committee. In accordance with the AMEX continued listing standards, the Audit, Nominations and Governance and Compensation committees are comprised solely of non-employee, independent directors. Charters for each committee are available on the Company’s website at www.iaglobalinc.com. The table below shows current membership for each of the standing Board committees.

Audit Committee	Nominations and Governance Committee	Compensation Committee

Michael Garnreiter (1)	Jack Henry (1)	Greg LeClaire (1)
Jack Henry	Michael Garnreiter	Michael Garnreiter
Greg LeClaire	Greg LeClaire	Jack Henry

(1)	Chairman of the Committee.

In addition, the Company has a Merger and Acquisition Committee to facilitate and assist the Board in the execution of its responsibilities. The Merger and Acquisition Committee consists of the entire Board.

Audit Committee

The Audit Committee had two members and met six times during the year ended March 31, 2009. The Audit Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant the independence standards set forth in Section 803A of AMEX’s Company Guide. The Board has determined that all the members of the Audit Committee are financially literate pursuant to the AMEX rules. The Board also has determined that Mr. La Cara, Chairman of the Audit Committee, was an Audit Committee Financial Expert under SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Board has adopted a charter for the Audit Committee, which was revised by the Audit Committee at its meeting on July 10, 2009, and approved by the full Board at its meeting on July 10, 2009. The charter is available on the Company’s website at www.iaglobalinc.com.

The Audit Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	appoint the independent registered accounting firm;
•	review the arrangements for and scope of the audit by independent registered accounting firm;
•	review the independence of the independent registered accounting firm;
•	consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any proposed corrective actions;
•	review and monitor our policies regarding business ethics and conflicts of interest;
•	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters; and
•	review the activities and recommendations of our accounting department.

Nominations and Governance Committee

The Nominations and Governance Committee had two members and did not meet during the year ended March 31, 2009. The Board candidates were approved at the Board level. The Nominations and Governance Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the independence standards set forth in Section 803A of the AMEX’s Company Guide. The Board has adopted a charter for this committee, which is available on the Company’s website at www.iaglobalinc.com.

The Nominations and Governance Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	assist the Board in identifying individuals qualified to become Board members, and recommend to the Board the nominees for election as directors at the next annual meeting of stockholders;
•	develop and recommend to the Board the corporate governance guidelines applicable to the Company; and
•

serve in an advisory capacity to the Board and Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of the Company and the conduct of board activities.

Compensation Committee

The Compensation Committee had two members and met seven times during the year ended March 31, 2009. The committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the independence standards set forth in Section 803A of the AMEX’s Company Guide. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.iaglobalinc.com.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	recommend the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer;
•	approve the base salary, incentive compensation and any other compensation for the other officers of the Company;
•	recommend the annual compensation for the Company’s non-employee directors; and
•	administer the 2007 Stock Incentive Plan, including the review of all stock option, restricted stock, or other award grants pursuant to this plan.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year ended March 31, 2009 served as an officer, former officer, or employee of the Company or had a relationship discloseable under “Related Person Transactions.” Further, during this period, no executive officer of the Company served as:

•

A member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	A director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers who served during the year ended March 31, 2009. This compensation discussion primarily focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year, but we also describe compensation actions taken after the last completed fiscal year to the extent that it enhances the understanding of our executive compensation disclosure.

The compensation committee (for purposes of this analysis, the “committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. In August 2006, as part of a review of the Company’s practices, the committee implemented processes to evaluate and determine compensation and these processes were in place during fiscal year 2009. The committee believes that the total compensation paid to the executive officers is fair, reasonable and competitive. The committee does not use a peer group of publicly-traded and privately-held companies in structuring the compensation packages. The committee awards stock options based on market data, including the National Association of Corporate Directors.

Throughout this proxy statement, the individuals who served as the Company’s chief executive officer and chief operating and financial officer during the year ended March 31, 2009, as well as the other individuals included in the Summary Compensation Table on page 16, are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

The committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific Company annual and strategic goals, and that aligns executives’ interests with those of the stockholders by rewarding performance for achieving goals. During the year ended March 31, 2009, the goals were raising additional capital, share price improvement and achieving profitability, with the ultimate objective of improving stockholder value. Therefore, the committee has established objectives for executive compensation: (1) to enhance the long-term value of the Company; (2) to assist the Company in attracting and retaining high quality talent; (3) to reward past performance and motivate future performance; and (4) to align executives’ long term interests with those of the Company’s stockholders. The committee has established goals for executive compensation: raising additional capital, achieving Company profitability and improving the common stock share price. The committee subjectively evaluates both performance and compensation to ensure, based on the achievement of goals that the Company maintains, its ability to attract and retain superior employees in key positions and believes that compensation provided to key employees remains competitive relative to the compensation paid other executive officers. The committee believes executive compensation packages provided by the Company to its executives, including the named executive officers should include both cash and equity-based compensation that reward performance as measured against established goals.

Role of Chief Executive Officer in Compensation Decisions

The Board approves all compensation for the chief executive officer. The committee makes recommendations on the compensation for the chief executive officer and approves all compensation decisions, including equity awards, for the named executive officers of the Company. Mr. Schneideman, the Company’s chief executive officer, makes recommendations regarding the base salary and non-equity compensation of other named executive officers that are approved by the committee in its discretion.

The committee reviewed the performance of the chief executive officer and chief operating and financial officer prior to the automatic renewal on September 7, 2008 of their employment agreements dated September 5, 2007 for the period September 5, 2008 through September 5, 2010.

Setting Executive Compensation

The committee structures the Company’s annual incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. The committee does not use a peer group of publicly-traded and privately-held companies in structuring the compensation packages.

Executive Compensation Components for the Year Ended March 31, 2009

The committee did not use a formula for allocating compensation among the elements of total compensation during the year ended March 31, 2009. The committee believes that in order to attract and retain highly effective people it must maintain a flexible compensation structure. For the year ended March 31, 2009, the principal components of compensation for named executive officers were base salary, performance-based incentive compensation, stock awards and stock option grants.

Base Salary

Base salary is intended to ensure that the Company’s employees are fairly and equitably compensated. Base salary is used to appropriately recognize and reward the experience and skills that employees bring to the Company and provides motivation for career development and enhancement. During their tenure, base salary ensures that all employees continue to receive a basic level of compensation that reflects any acquired skills which are competently demonstrated and are consistently used at work.

Base salaries for the Company’s named executive officers are initially established based on their prior experience, the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions. The salary level for the chief executive officer was established on February 8, 2007 when the Company entered into a one year Employment Agreement with Mr. Schneideman as Chief Executive Officer and Chairman of the Board of the Company effective as of February 13, 2007. On November 27, 2006, the majority of the independent directors began a search for a Chief Executive Officer and retained a recruiter to assist with the search. The recruiter was only able to locate five potential candidates who had the necessary skills and experience for a Chief Executive Officer position and were willing to relocate to or live in Tokyo, Japan. Based on the candidate’s prior experience and current market conditions, the committee set Mr. Schneideman’s salary at $250,000 per year. During the year ended March 31, 2009, he received a $38,106 increase in his base salary with the issuance of 131,400 shares common stock. The increase is based on his 2007 performance in increasing the share price.

Salary levels for the chief operating and financial Officer was increased from $183,000 to $200,000 effective January 1, 2007 based on his annual review, his performance in 2006 and the market rates for this position. During the year ended March 31, 2009, he received a $35,478 increase in his base salary with the issuance of 131,400 shares of common stock. The increase is based on his 2007 performance in increasing the share price.

Salary levels for the Chief Executive Officer of Global Hotline remained at 33,600,000 Yen in 2009, 2008 and 2007, or approximately $334,000, $294,000 and $289,000 during the years ended March 31, 2009 and 2008 and December 31, 2007, respectively, at current exchange rates.

Salary levels for the Chief Financial Officer of Global Hotline was increased from 17,760,000 Yen to 20,460,000 Yen effective April 1, 2007 or approximately $212,000, $187,000 and $174,000 during the years ended March 31, 2009 and 2008 and December 31, 2007, respectively, at current exchange rates.

Performance-Based Incentive Compensation

The committee believes the payment of incentive compensation rewards performance benefits our business, and is consistent with the creation of stockholder value. All of the Company’s named executive officers are eligible to receive performance-based incentive compensation. During the year ended March 31, 2009, bonuses were paid to all named executives in common stock based on the achievement of established goals, with the ultimate objective of improving stockholder value. The goals were primarily for closed capital raises, achieving profitability and share price improvement.

Mr. Schneideman’s incentive compensation during the year ended March 31, 2009 includes the following potential bonuses:

•

Closed capital raises - Bonuses of $30,000 for raising $2,000,000, $4,000,000 and $6,000,000 in capital and a bonus of $50,000 for the sale of a minority interest in Global Hotline in excess of $5,000,000.

•	Achievement of profitability – 2% of after tax net income for the quarters ending June 30, 2008, September 30, 2008 and December 31, 2008 and March 31, 2009, respectively.

•

Share price improvement – A bonus of $15,000 for achieving five closes on AMEX at $0.40 per share. Bonuses of $20,000 for achieving five closes on AMEX at $0.60, $0.80 and $1.00 per share. A bonus of $40,000 for achieving five closes at $1.20 per share. Bonuses of $25,000 for achieving five closes at $1.25, $1.50, $1.75, $2.00 and $2.25 per share.

The total incentive compensation was targeted at $255,000 for 2008. In addition, stock options would be granted based on achievement of certain targets. In fiscal year 2009, Mr. Schneideman received a bonus of $10,617 with the issuance of 151,670 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009.

Mr. Scott’s incentive compensation during the year ended March 31, 2009 includes the following potential bonuses:

•

Closed capital raises - Bonuses of $15,000 for raising $2,000,000, $4,000,000 and $6,000,000 in capital and a bonus of $25,000 for the sale of a minority interest in Global Hotline in excess of $5,000,000.

•	Achievement of profitability – 1.5% of after tax net income for the quarters ending June 30, 2008, September 30, 2008 and December 31, 2008 and March 31, 2009, respectively.

•

Share price improvement – A bonus of $10,000 for achieving five closes on AMEX at $0.40 per share. Bonuses of $15,000 for achieving five closes on AMEX at $0.60, $0.80 and $1.00 per share. A bonus of $30,000 for achieving five closes at $1.20 per share. Bonuses of $15,000 for achieving five closes at $1.25, $1.50, $1.75, $2.00 and $2.25 per share.

The total incentive compensation was targeted at $155,000 for 2009. In addition, stock options would be granted based on achievement of certain targets. In fiscal year 2009, Mr. Scott received a bonus of $7,963 with the issuance of 113,752 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009.

Mr. Anan’s incentive compensation during the year ended March 31, 2009 includes the following components:

•	Discretionary bonuses - $159,166 in discretionary bonuses based on the sales growth of Global Hotline.

Mr. Nagae’s incentive compensation during the year ended March 31, 2009 includes the following components:

•	Discretionary bonuses - $29,844 discretionary bonuses based on the sales growth of Global Hotline.

Ownership Guidelines

The committee does not require our named executive officers to hold any minimum number of our shares. However, to directly align the interests of executive officers with the interests of the stockholders, the committee encourages each named executive officer to maintain an ownership interest in the Company.

Stock Option Program

Stock options are an integral part of our executive compensation program. They are intended to encourage ownership and retention of the Company’s common stock by named executive officers and employees, as well as non-employee members of the board. Through stock options, the objective of aligning employees’ long-term interest with those of stockholders may be met by providing employees with the opportunity to build a meaningful stake in the Company.

The Stock Option Program assists the Company by:

•	enhancing the link between the creation of stockholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives; and

•	maintaining competitive levels of total compensation.

Stock option award levels are determined based on market data, including the National Association of Corporate Directors, vary among participants based on their positions within the Company and are granted at the committee’s regularly scheduled meetings. Newly hired executive officers or promoted executive officers are awarded stock options at the next regularly scheduled compensation committee meeting on or following their hire or promotion date. In addition, such executives are eligible to receive additional stock option grants after their anniversary date, after Annual Stockholder Meetings and on a discretionary basis after performance criteria are achieved.

Options are awarded at the closing price of the Company’s common stock on the date of the grant or last trading day prior to compensation committee meetings. The committee’s policy is not to grant options with an exercise price that is less than the closing price of the Company’s common stock on the grant date.

The majority of the options granted by the committee vest quarterly over three years of the ten-year option term. Vesting and exercise rights cease upon termination of employment, except in the case of death (subject to a one year limitation), disability or retirement. Stock options vest immediately upon termination of employment without cause or an involuntary termination following a change of control. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Mr. Schneideman received the following stock option grants during the year ended March 31, 2009:

On May 16, 2008, the Board, upon the recommendation of the committee, granted stock options to purchase common stock of 500,000 shares to Mr. Schneideman. The options were granted at the fair market price of $0.29 per share based on the adjusted closing price on May 9, 2008, the day the Board approved the grant. The stock options vest quarterly over three years and expire on May 8, 2018. This grant was issued to provide adequate stock option to Mr. Schneideman based on market compensation paid by other companies for similar positions. The committee does not use specific peer companies as examples to determine this compensation because of the unique nature of its business.

On July 29, 2008, the committee granted stock options to purchase common stock of 200,000 shares each to Mr. Schneideman for his election to the Board. The options were granted at the fair market price of $0.12 per share based on the adjusted closing price on July 29, 2008, the day the directors were elected to the Board. The stock options vest quarterly over three years and expire on July 28, 2018. This grant was issued to Mr. Schneideman based on an annual award issued after the Annual Stockholder Meeting.

Mr. Scott received the following stock option grants during the year ended March 31, 2009:

On May 16, 2008, the Board, upon the recommendation of the committee, granted stock options to purchase common stock of 500,000 shares to Mr. Scott. The options were granted at the fair market price of $0.29 per share based on the adjusted closing price on May 9, 2008, the day the Board approved the grant. The stock options vest quarterly over three years and expire on May 8, 2018. This grant was issued to provide adequate stock option to Mr. Scott based on market compensation paid by other companies for similar positions. The committee does not use specific peer companies as examples to determine this compensation because of the unique nature of its business.

On July 29, 2008, the committee granted stock options to purchase common stock of 200,000 shares each to Mr. Scott for his election to the board of directors. The options were granted at the fair market price of $0.12 per share based on the adjusted closing price on July 29, 2008, the day the directors were elected to the Board. The stock options vest quarterly over three years and expire on July 28, 2018. This grant was issued to Mr. Scott based on an annual award issued after the Annual Stockholder Meeting.

On January 30, 2009, the committee granted stock options to purchase common stock of 250,000 shares to Mr. Scott. The options were granted at the fair market price of $0.06 per share based on the adjusted closing price on January 30, 2009, the day the board of directors agreed on the grant. The stock options vest quarterly over three years and expire on January 29, 2019. This grant was for legal services provided to the Company.

Mr. Anan received the following stock option grants during the year ended March 31, 2009:

On July 29, 2008, the committee granted stock options to purchase common stock of 200,000 shares each to Mr. Anan for his election to the board of directors. The options were granted at the fair market price of $0.12 per share based on the adjusted closing price on July 29, 2008, the day the directors were elected to the board of directors. The stock options vest quarterly over three years and expire on July 28, 2018. This grant was issued to Mr. Schneideman based on an annual award issued after the Annual Stockholder Meeting.

Mr. Nagae did not receive the following stock option grants during the year ended March 31, 2009.

Retirement and Other Benefits

The Company has no other retirement, savings, long-term stock award or other type of plans for the named executive officers.

Perquisites and Other Personal Benefits

During the year ended March 31, 2009, the Company provided the named executive officers with perquisites and other personal benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The committee expects to review the levels of perquisites and other personal benefits provided to named executive officers. In addition, the Company paid $15,704 for a Tokyo apartment for the Chief Executive Officer. During fiscal year 2009, since he spent a considerable amount of time working in Japan at the Company’s subsidiary Global Hotline and other businesses, the Company paid for a Tokyo apartment.

Currently, the Company has Employment Agreements with Derek Schneideman, the Company’s CEO and Mark Scott, the chief operating and financial officer, see page 18 for a description of these agreements. These Employment Agreements contain potential payments upon termination and certain payments in the event of a change of control, see page 20 for further discussion of these payments.

Tax and Accounting Implications

Deductibility of Executive Compensation

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its three other highest paid executive officers (other than the principal financial officer) to the extent that any such individual’s compensation exceeds $1 million. “Performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, stockholder approval and other requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exceptions to Section 162(m). However, we may authorize compensation payments that do not comply with the exceptions to Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Section 409A is a relatively recent provision of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and an additional income tax of 20% of the amount so recognized.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program in accordance with the requirements of Financial Accounting Standard 123-R (“FAS 123-R”).

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed entirely of independent directors in accordance with the applicable laws, regulations and AMEX listing requirements, sets and administers policies that govern the Company’s executive compensation programs, and incentive and stock programs. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Eric La Cara, Chairman

Masazumi Ishii

REMUNERATION OF EXECUTIVE OFFICERS

The following table provides information concerning remuneration of the chief executive officer, the chief operating and financial officer and the two other most highly compensated executive officers of the Company during the fiscal years ended March 31, 2009 and 2008 and December 31, 2007.

On July 25, 2007, the Board resolved that the fiscal year of the Company that began on January 1, 2007 will end on December 31, 2007, and from that date forward, the fiscal year of the Company will be the period beginning on April 1 of each year and ending on March 31 of the following year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year Ending	Salary ($)	Bonus ($)	Stock Awards ($) (4)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	Change In Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)

Derek Schneideman	3/31/2009	$250,000	$—	$48,723	$169,000	$—	$—	$15,704	$483,427
Chief Executive Officer	3/31/2008	$250,000	$—	$—	$417,000	$30,000	$—	$—	$697,000
	12/31/2007	$221,634	$—	$—	$487,000	$74,509	$—	$—	$783,143

Mark Scott	3/31/2009	$200,000	$—	$43,441	$97,000	$—	$—	$—	$340,441
Chief Operating and Financial Officer	3/31/2008	$200,000	$—	$—	$314,250	$24,000	$—	$—	$538,250
	12/31/2007	$200,000	$—	$—	$351,750	$19,000	$—	$4,513	$575,263

Hideki Anan	3/31/2009	$334,249	$—	$—	$24,000	$159,166	$—	$—	$517,415
CEO of Global Hotline, Inc.	3/31/2008	$293,880	$—	$—	$217,500	$69,971	$—	$—	$581,351
	12/31/2007	$285,194	$—	$—	$170,000	$67,903	$—	$—	$523,097

Kyo Nagae	3/31/2009	$212,487	$—	$—	$—	$29,844	$—	$—	$242,331
CFO of Global Hotline, Inc.	3/31/2008	$186,824	$—	$—	$145,000	$13,120	$—	$—	$344,944
	12/31/2007	$173,663	$—	$—	$64,000	$12,732	$—	$—	$250,395

(1)

The March 31, 2009 amounts reflect bonuses earned and paid for the year ended March 31, 2009 for Mr. Anan and Mr. Nagae. The March 31, 2008 amounts reflect bonuses earned and paid for the year ended March 31, 2008 for Mr. Schneideman, Mr. Scott, Mr. Anan and Mr. Nagae. The 2007 amounts reflect bonuses earned and paid for during the year ended December 31, 2007 for Mr. Schneideman, Mr. Scott, Mr. Anan and Mr. Nagae.

(2)

These amounts reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended March 31, 2009 and 2008 and December 31, 2007, in accordance with FAS 123-R of awards pursuant to the 2007 Stock Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 2 to the Company’s audited financial statements for the fiscal years ended March 31, 2009 and 2008 and December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on July 14, 2009.

(3)	The year ended March 31, 2009 amounts reflect a Tokyo apartment for Mr. Schneideman. The year ended December 31, 2007 amounts reflect a Tokyo apartment for Mr. Scott.
(4)

The amounts for 2009 for Mr. Schneideman include a $38,106 increase in his base salary with the issuance of 131,400 shares common stock and a bonus of $10,617 with the issuance of 151,670 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009. The amounts for 2009 for Mr. Scott include a $35,478 increase in his base salary with the issuance of 131,400 shares of common stock and a bonus of $10,617 with the issuance of 151,670 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR ENDED MARCH 31, 2009

								All Other	All Other		Grant
								Stock	Option		Date
								Awards;	Awards;	Exercise	Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Value
		Under Non-Equity			Under Equity			of Shares	Securities	Price of	of Stock
		Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (2)	(#) (1)	($/Sh)	Awards

Derek Schneideman	5/9/2008	$—	$255,000	$—	—	—	—	283,070	500,000	$0.29	$145,000
	7/29/2008	$—	$—	$—	—	—	—	—	200,000	$0.12	$24,000

Mark Scott	5/9/2008	$—	$155,000	$—	—	—	—	245,152	200,000	$0.29	$58,000
	7/29/2008	$—	$—	$—	—	—	—	—	200,000	$0.12	$24,000
	1/30/2009	$—	$—	$—	—	—	—	—	250,000	$0.06	$15,000

Hideki Anan	7/29/2008	$—	$—	$—	—	—	—	—	200,000	$0.12	$24,000

Kyo Nagae		$—	$—	$—	—	—	—	—	—	$—	$—

(1)	The amount shown in this column reflects the number of options granted pursuant to the 2007 Stock Incentive Plan and vest quarterly over three years.

(2)

The amounts for Mr. Schneideman include a $38,106 increase in his base salary with the issuance of 131,400 shares common stock and a bonus of $10,617 with the issuance of 151,670 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009. The amounts for 2009 for Mr. Scott include a $35,478 increase in his base salary with the issuance of 131,400 shares of common stock and a bonus of $7,963 with the issuance of 113,752 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED MARCH 31, 2009

	Option Awards (2)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options Unexerciseable (#) (1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Derek Schneideman	333,333	166,667	—	$0.14	2/12/2017	—	$—	—	$—
	500,000	500,000	—	$0.37	7/10/2017	—	$—	—	$—
	41,667	58,333	—	$0.47	10/2/2017	—	$—	—	$—
	125,000	375,000	—	$0.29	5/8/2018	—	$—	—	$—
	33,333	166,667	—	$0.12	7/28/2018	—	$—	—	$—

Mark Scott	400,000	—	—	$0.30	1/11/2014	—	$—	—	$—
	100,000	—	—	$0.20	5/16/2014	—	$—	—	$—
	100,000	—	—	$0.24	11/18/2014	—	$—	—	$—
	100,000	—	—	$0.26	7/31/2015	—	$—	—	$—
	208,333	41,667	—	$0.16	8/14/2016	—	$—	—	$—
	166,667	83,333	—	$0.15	2/22/2017	—	$—	—	$—
	250,000	250,000	—	$0.37	7/10/2017	—	$—	—	$—
	114,583	160,417	—	$0.47	10/2/2017	—	$—	—	$—
	50,000	150,000	—	$0.29	5/8/2018	—	$—	—	$—
	33,333	166,667	—	$0.12	7/28/2018	—	$—	—	$—
	—	250,000	—	$0.06	1/29/2019	—	$—	—	$—

Hideki Anan	500,000	—	—	$0.20	6/22/2015	—	$—	—	$—
	400,000	200,000	—	$0.16	2/27/2017	—	$—	—	$—
	100,000	100,000	—	$0.37	7/10/2017	—	$—	—	$—
	250,000	500,000	—	$0.29	3/4/2018	—	$—	—	$—
	33,333	166,667	—	$0.12	7/28/2018	—	$—	—	$—

Kyo Nagae	350,000	—	—	$0.20	6/22/2015	—	$—	—	$—
	266,667	133,333	—	$0.16	2/27/2017	—	$—	—	$—
	166,667	333,333	—	$0.29	3/4/2018	—	$—	—	$—

(1)

All options listed above vest quarterly over a three year term, except for Mr. Scott’s option award dated January 12, 2004. This option award vests annually over three years. All option awards have a ten year life.

(2)

On June 17, 2009, the Change of Control Provision 8.2 (d) was triggered under the Scott Agreement (as defined below) because during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board. All stock options were vested as of June 17, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(4)	Value Realized on Vesting ($)

Derek Schneideman	0	0	283,070	$48,723
Mark Scott	0	0	245,152	$43,441

(1)	The Company’s named executive officers did not exercise any stock options during the year ended March 31, 2009 and 2008 and December 31, 2007.

(2)

The amounts for Mr. Schneideman include a $38,106 increase in his base salary with the issuance of 131,400 shares common stock and a bonus of $10,617 with the issuance of 151,670 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009. The amounts for Mr. Scott include a $35,478 increase in his base salary with the issuance of 131,400 shares of common stock and a bonus of $7,963 with the issuance of 113,752 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009.

PENSION BENEFITS

The Company does not provide any pension benefits.

NONQUALIFIED DEFERRED COMPENSATION

The Company does not have a nonqualified deferral program.

EMPLOYMENT AGREEMENTS

The committee reviewed the performance of the chief executive officer and chief operating and financial officer prior to the automatic renewal on September 7, 2008 of their employment agreements dated September 5, 2007 for the period September 5, 2008 through September 5, 2010.

Derek Schneideman’s Employment Agreement

On September 5, 2007, the Company entered into new employment agreement with Derek Schneideman, the Company’s Chief Executive Officer. Derek Schneideman’s Employment Agreement (“Schneideman Agreement”) has a two year term beginning on September 5, 2007, and is renewable on an annual basis one year prior to the termination of the prior term. On September 5, 2008, his employment agreement automatically renewed for the period September 5, 2008 through September 5, 2010.

The Company pays Mr. Schneideman an annual base salary of $250,000, and will provide for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the Schneideman Agreement, Mr. Schneideman may be paid a bonus up to $255,000, as may be declared by the Company’s compensation committee based on Mr. Schneideman raising additional capital for the Company and the Company’s profitability and share price improvement.

If Mr. Schneideman’s employment is terminated without cause (as defined below), Mr. Schneideman will be entitled to a payment equal to one year’s annual base salary, and the full vesting of any previously granted and unexpired options. If Mr. Schneideman’s employment is terminated without cause within one year following a change of control (as defined below), or if Mr. Schneideman terminates his employment for good reason (as defined below), Mr. Schneideman will be entitled to a payment equal to two times the sum of his annual base salary plus the highest annual bonus earned by Mr. Schneideman for any of the three fiscal years, and the full vesting of any previously granted and unexpired options. Mr. Schneideman is required to provide not less than twelve (12) months written notice to the Company to terminate his employment with the Company at any time for any reason.

On June 17, 2009, the Change of Control Provision 8.2 (d) was triggered under the Scott Agreement because during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board. All stock options were vested as noted as of June 17, 2009. All other rights and benefits are to be handled in accordance with the Employment Agreement dated September 5, 2007.

On August 2, 2009, Derek Schneideman resigned as our Chief Executive Officer and as a member of the Board, effective immediately upon the Company’s filing of the 2009 Form 10-K, which occurred on September 3, 2009. Mr. Schneideman did not resign from the Board due to any disagreement with the Company relating to the Company’s operations, policies or practices.

Mark Scott’s Employment Agreement

On September 5, 2007, the Company entered into new employment agreement with Mark Scott, the Company’s Chief Operating and Financial Officer. Mark Scott’s Employment Agreement (“Scott Agreement”) has a two year term beginning on September 5, 2007, and is renewable on an annual basis one year prior to the termination of the prior term. On September 5, 2008, his employment agreement automatically renewed for the period September 5, 2008 through September 5, 2010.

The Company pays Mr. Scott an annual base salary of $200,000, and will provide for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the Scott Agreement, Mr. Scott may be paid a bonus up to $155,000, as may be declared by the Company’s compensation committee based on Mr. Scott raising additional capital for the Company and the Company’s profitability and share price improvement.

If Mr. Scott’s employment is terminated without cause (as defined below), Mr. Scott will be entitled to a payment equal to one year’s annual base salary, and the full vesting of any previously granted and unexpired options. If Mr. Scott’s employment is terminated without cause within one year following a change of control (as defined below), or if Mr. Scott terminates his employment for good reason (as defined below), Mr. Scott will be entitled to a payment equal to two times the sum of his annual base salary plus the highest annual bonus earned by Mr. Scott for any of the three fiscal years, and the full vesting of any previously granted and unexpired options. Mr. Scott is required to provide not less than twelve (12) months written notice to the Company to terminate his employment with the Company at any time for any reason.

On June 17, 2009, the Change of Control Provision 8.2 (d) was triggered under the Scott Agreement because during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board. All stock options were vested as of June 17, 2009. All other rights and benefits are to be handled in accordance with the Employment Agreement dated September 5, 2007.

On August 24, 2009, the Company entered into a new Employment Agreement with Mark Scott, the Company’s Chief Financial Officer, which replaces his Employment Agreement dated September 5, 2007.

Mark Scott’s Employment Agreement (“New Scott Agreement”) has a one year term beginning on August 24, 2009, and is renewable on a mutually agreeable basis. The Company will pay Mr. Scott an annual base salary of $96,000, and will provide for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the Scott Agreement, Mr. Scott is eligible for discretionary performance bonuses based upon performance criteria to be determined by the Company’s Compensation Committee based on criteria under development. If Mr. Scott’s employment is terminated without Cause (as defined in the Scott Agreement), Mr. Scott will be entitled to a payment equal to one year’s annual base salary paid at the Company’s discretion in a lump sum or over the next year.

The board of directors awarded Mr. Scott 200,000 shares of Restricted Stock and an option to purchase 300,000 shares of the Company’s common stock. The awards were granted at the fair market price of $0.05 per share based on the adjusted closing price on August 20, 2009, the last trading day before the board of director meeting. In accordance with the 2007 Stock Incentive Plan, the Restricted Stock vests on November 23, 2009 and the stock option vests quarterly over three years and expires on August 23, 2019.

Definitions Used in Employment Agreements

For purposes of the Employment Agreements described above, the following definitions apply:

1. “Termination without Cause” means the Company involuntarily terminates the executive’s at any time and for any reason, or no reason whatsoever, upon thirty (30) days written notice to the executive.

2. “Change in control” means any of the following:

•	the acquisition by any person or entity of our common stock so that such person or entity holds or controls 50% or more of our outstanding common stock;

•

the merger or consolidation of the Company with or into any other entity in circumstances where the holders of the Company’s outstanding shares of capital stock before the transaction do not retain stock representing a majority of the voting power of the surviving entity;

•	a sale of all or substantially all of the assets of the Company to a third party;
•	within any 24-month period, the change in 50% or more of the Company’s directors.

3. “Cause”: means:

•	the executive’s performance of the duties in a grossly negligent manner,
•

the executive’s repeated failure to perform the duties as the Company reasonably requires or to abide by the Company’s polices and/or procedures for the operation of its business and the continuation thereof after the receipt by the executive of written notice from the Company,

•

the Executive’s willful and material breach of a provision of his Employment Agreement, or actions or omissions by the Executive that are criminal, fraudulent, or involve dishonesty, or constitute intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, and, in each instance, result in harm to the operations or reputation of the Company.

4. “Good Reason” means the initial existence of any of the following during the one year period following a Change in Control without the executive’s consent:

•	a material diminution in the executive’s compensation; or
•

a material change in the geographic location at which the executive must perform the services. For this purpose, a material change will include a requirement that the executive regularly perform services at a location more than 50 miles from his primary place of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company’s Employment Agreements with the Named Executive Officers have the following Change of Control or severance payments.

Derek Schneideman

The following table shows the potential payments upon termination for Derek Schneideman, the Company’s Chief Executive Officer:

Executive Payments Upon Separation	Voluntary Or For Cause Termination on 3/31/09	Early or Normal Retirement on 3/31/09	Involuntary Not For Good Termination on 3/31/09	Involuntary for Good Reason Termination (Change In Control on 3/31/09	Disability or Death on 3/31/09
Compensation:
Base salary (1)	$—	$—	$288,106	$576,212	$—
Performance-based incentive compensation (2)	$—	$—	$—	$90,000	$—
Stock options	$—	$—	$—	$—	$—

Benefits and Perquisites:
Health and welfare benefits	$—	$—	$—	$—	$—
Accrued vacation pay (3)	$29,780	$29,780	$29,780	$29,780	$29,780

Total	$29,780	$29,780	$317,886	$695,992	$29,780

(1)	Reflects twelve months severance to be paid upon termination without cause and twenty-four months’ severance to be paid for involuntary termination following a change in control.

(2)	Reflects two times the highest bonus paid in the last three years.

(3)	Reflects the value of vacation pay accrued as of March 31, 2009.

As disclosed above, Mr. Schneidman resigned as our Chief Executive Officer on August 2, 2009, effective immediately upon the Company’s filing of the 2009 Form 10-K, which occurred on September 3, 2009. In connection with Mr. Schneideman’s resignation, he and the Company entered into a Separation Agreement and Full Release of Claims (the “Separation Agreement”), which was effective as of August 2, 2009. Pursuant to the Separation Agreement, the Company agreed to make the following severance payments to Mr. Schneideman:

•	$100,000 payable upon the Company’s filing of the 2009 Form 10-K with the SEC, provided that Mr. Schneideman executes the certifications required in connection with filing the 2009 Form 10-K; and
•

$100,000 payable 60 days following the effective date of Mr. Schneideman’s resignation, provided that (i) the Company’s filings with the SEC are not determined to contain materially inaccurate information, material representations or material omissions, (ii) evidence of fraud or illegal acts on the part of Mr. Schneideman is not discovered, and (iii) Mr. Schneideman has not made any misrepresentations in connection with its purchase of the Shares, as described above.

Mr. Schneideman was also paid a total of $52,827 for accrued but unpaid salary, benefits and business expense reimbursements as of the date of the Separation Agreement. The Separation Agreement provides that Mr. Schneideman will continue to provide services to the Company as a consultant for a period of 12 months following the effective date of his resignation as Chief Executive Officer. In exchange for such services (which include services related to preparing the Company’s proxy statement for its 2009 Annual Meeting of Stockholders), the Company will pay Mr. Schneideman $2,000 per month. The Company is entitled to terminate the consulting relationship upon 30 days advance notice and payment of the consulting fee to which Mr. Schneideman would be entitled in the 30 days following such notice.

In consideration of and for the severance payments and consulting arrangement described above, Mr. Schneideman provided a broad release in favor of the Company with respect to any and all rights, claims, demands, causes of actions and liabilities of any nature relating to his employment with the Company, the termination of such employment, and/or his entry into the Separation Agreement. Finally, the Separation Agreement also contains customary provisions with respect to confidentiality, non-disclosure, non-solicitation, non-disparagement and Mr. Schneideman’s return of any property of the Company in his possession.

Mark Scott

The following table shows the potential payments upon termination for Mark Scott, the Company’s Chief Operating and Financial Officer:

Executive Payments Upon Separation	Voluntary Termination on 3/31/09	Early Retirement on 3/31/09	Involuntary Not For Good Termination on 3/31/09	Involuntary for Good Reason Termination (Change In Control on 3/31/09	Disability on 3/31/09
Compensation:
Base salary (1)	$—	$—	$235,478	$470,956	$—
Performance-based incentive compensation (2)	$—	$—	$—	$119,856	$—
Stock options	$—	$—	$—	$—	$—

Benefits and Perquisites:
Health and welfare benefits	$—	$—	$—	$—	$—
Accrued vacation pay (3)	$42,001	$42,001	$42,001	$42,001	$42,001

Total	$42,001	$42,001	$277,479	$632,813	$42,001

(1)	Reflects twelve months severance to be paid upon termination without cause and twenty-four months’ severance to be paid for involuntary termination following a change in control.

(2)	Reflects two times the highest bonus paid in the last three years.

(3)	Reflects the value of vacation pay accrued as of March 31, 2008.

Hideki Anan

The Company does not have a termination or change in control agreement with Hideki Anan, Chief Executive Officer of Global Hotline.

Kyo Nagae

The Company does not have a termination or change in control agreement with Kyo Nagae, Chief Financial Officer of Global Hotline, Inc.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. During the year ended March 31, 2009, Derek Schneideman, the Company’s Chief Executive Officer and Mark Scott, the Company’s Chief Operating and Financial Officer, also served on the Board, but they did not receive any compensation for their service as a director. The compensation disclosed in the Summary Compensation Table on page 16 represents their total compensation.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors during the year ended March 31, 2009.

Name	Fees Earned Or Paid In Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Masazumi Ishii	$33,000	$—	$24,000	$—	$—	$—	$57,000
Eric La Cara	$40,500	$—	$24,000	$—	$—	$—	$64,500
Brian Nelson (2)	$18,700	$—	$24,000	$—	$—	$—	$42,700
Mae Towada (3)	$30,407	$—	$24,000	$—	$—	$—	$54,407

(1)

Reflects the dollar amount recognized for financial statement reporting purposes for the year ended March 31, 2008 in accordance with SFAS 123-R. The assumptions used in the valuation of options is included in Footnote 2 of the Form 10-K as filed with the SEC on July 14, 2009. As of March 31, 2009, each director has the following number of options outstanding to purchase the indicated number of shares of the Company’s common stock: Masazumi Ishii: 650,000 and Eric La Cara: 750,583.

(2)	On December 11, 2008, Mr. Nelson resigned from the Board. On March 11, 2009, Mr. Nelson forfeited stock options totaling 400,000 shares.

(3)	On February 23, 2009, Ms. Towada resigned from the Board. On May 24, 2009, Ms. Towada forfeited stock options totaling 400,000 shares.

Compensation Paid to Board Members

Our independent non-employee directors are compensated at a base rate of $1,700 per month. In addition, for serving as committee chairman they are paid $500 per month for the Nominations and Governance Committee and the Compensation Committee and $1,000 per month for the Audit Committee. All independent non-employee directors’ fees are paid in cash or in Company stock.

Stock Option Program

Each non-employee director receives stock option grants having a calculated Black-Scholes value that approximates the value of their annual cash and committee chairman compensation. Each non-employee director received a grant of 200,000 options at $.12 per share on July 29, 2008. Options received by non-employee directors are granted at the fair market price of the Company’s Common Stock on the date of the grant and vest quarterly over three years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of November 19, 2009 by:

•	each director and nominee for director;
•	each person known by us to own beneficially 5% or more of our common stock;
•	each officer named in the summary compensation table elsewhere in this report; and
•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each beneficial owner of more than 5% of common stock is IA Global, Inc., 101 California Street, Suite 2450, San Francisco, California 94111.

	Amount	Percentage
Directors and Officers-
Hideki Anan	9,159,976	4.0%
Masazumi Ishii	202,000	—
Eric La Cara	233,962	—
Derek Schneideman	609,670	—
Mark Scott	770,652	—
Kyo Nagae	1,500,000	0.7%

Total Directors and Officers as a Group (6 total)	12,476,260	5.4%

“—” means less than 1%.

	Number	Percentage
Greater Than 5% Ownership

Inter Asset Japan Co., Ltd-

Inter Asset Japan LBO No. 1 Fund (“IAJ LBO”)-	41,733,146	18.1%	(1)
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

PBAA Fund, Ltd (“PBAA”)	24,104,152	10.5%	(1)
Woodbourne Hall
PO Box 3162
Road Town, Tortola
British Virgin Islands

	Number	Percentage

Terra Firma Fund , Ltd. (“Terra Firma”)-	13,100,000	5.7%	(1)
Woodbourne Hall
PO Box 3162
Road Town, Tortola
British Virgin Islands

Inter Asset Japan Co. Ltd. (“IAJ”)-	2,200,000	1.0%	(1)
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

IA Turkey Equity Portfolio Ltd. (“IA Turkey”)	2,500,000	1.1%	(1)
Mill Mall, Suite 6 Wickhams Cay
PO Box 3085
Road Town, Tortola
British Virgin Islands

Hiroki Isobe	5,194,147	2.2%	(1)
Inter Asset Japan Co. Ltd.
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

	88,831,445	38.6%

Michael Ning and Affiliates-
Taicom Securities Co Ltd and Affiliates	26,000,000	11.3%	(2)
1-5-5 Nishi Shinsaibashi
Urban Building Shinsaibashi 10th Floor
Chuo-ku, Osaka 542-0086 Japan

Michael Ning	2,590,000	1.1%
c/o ArqueMax Ventures, LLC
27520 Hawthorne Blvd., Suite 290
Rolling Hills Estates, CA 90274 USA

	28,590,000	12.4%

(1)

Reflects the shares beneficially owned by IAJ, IAJ LBO No. 1, PBAA, Terra Firma, IA Turkey and Hiroki Isobe. These entities stated in a Schedule 13D filed with the SEC on February 24, 2009 and have subsequently confirmed orally, that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (“Exchange Act”). Mr. Hiroki Isobe controls each of IAJ, IAJ LBO Fund, PBAA, Terra Firma and IA Turkey.

(2)

Reflects the shares beneficially owned by Taicom and Michael Ning. These entities stated in a Schedule 13D filed with the SEC on July 18, 2008 and have subsequently confirmed orally, that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Exchange Act. Mr. Michael Ning controls Taicom.

PROPOSAL 2

To Ratify the Issuance of Shares of Common Stock in Connection with Certain Transactions

General Information

As previously disclosed, the Company is a Business Process Outsourcing (“BPO”) and financial services corporation targeting the B2B and B2C markets in the Asia Region. In order to finance the Company’s current operations, the Company has raised capital through a private placement with ArqueMax Ventures LLC (“AMV”), an entity controlled by Michael Ning, the Chairman of Taicom Securities Co Ltd (“Taicom”), a Japanese securities firm. Our Board has determined that it is in the best interests of the Company and our stockholders to enter into these transactions. All of these transactions are described in more detail below.

These transactions required the issuance of approximately 4,000,000 shares of our common stock through a series of private placements, or approximately 1.7% of the total common stock of IA Global issued and outstanding, and warrants to purchase 5,491,250 shares of common stock, or approximately 2.4% of the total common stock of IA Global issued and outstanding. As of November 19, 2009, we had 230,103,489 shares of our common stock issued and outstanding.

NYSE AMEX Stock Exchange Regulations

AMEX Company Guide Section 713 requires stockholder approval as a prerequisite for AMEX’s approval to list newly issued shares on the AMEX if (i) the aggregate number of shares to be issued would result in the issuance of 20% or more of the amount of common stock issued and outstanding, and (ii) the sale price of the shares would be less than the greater of book or market value of the common stock.

We are requesting that our stockholders ratify the issuance of common stock under these transactions. Ratification is the confirmation by the stockholders of an act previously taken by a Company that required stockholder approval prior to such act’s occurrence. We believe that the issuance of common stock pursuant to these transactions was in compliance with the rules of AMEX and did not require stockholder approval. However, because the aggregate number of shares in these transactions is significant, we are seeking stockholder ratification to ensure compliance with the rules of AMEX.

Taicom Securities Co. Ltd.

Taicom is a Japanese securities firm. Taicom provides a broad range of value-added financial services and competitive products. These services currently include the brokerage of Japanese commodities, options derivatives trading, foreign currency, equities and margin as well as offering wealth management and investment consulting services to diversified clients. In addition to offering a broad news and information gathering network, Taicom offers creative solutions that meet the sophisticated trading needs of its clients.

Taicom is a member of the Osaka Stock Exchange. Taicom is headquartered in Tokyo and in Osaka and has three branch offices in Japan.

Terms of Taicom Preferred Class B Stock

Taicom has two classes of stock: Preferred Class A Stock and Preferred Class B Stock. As of November 19, 2009, there are 1,000 shares of Preferred Class A Stock authorized, issued and outstanding, and there are 6,948,750 authorized shares of Preferred Class B Stock, with 6,634,650 shares issued and outstanding. The Preferred Class A Stock is held in its entirety by Mr. Ning, and no dividends are paid with respect to such shares. The Preferred Class B shareholders receive 100% of any dividend declared by Taicom and in the event of a partial or outright sale of Taicom, they will receive 100% of the proceeds.

The Preferred Class A shares carry voting rights, but the Preferred Class B shares are non-voting. There are no redemption rights for either series.

Additional Warrants under April 24, 2008 and May 8, 2008 Private Placements

On July 28, 2008, the Company issued warrants for a total of 1,900,000 shares of common stock to Mr. Ning related to the common stock he purchased on April 24, 2008 and May 8, 2008. The warrants are exercisable at $.17 per share and expire on July 27, 2013.

June 3, 2008 Share Exchange Agreement

On June 3, 2008, the Company announced that it had closed a 20% equity investment in Taicom, a Japanese securities firm. This equity investment was an expansion of the financial services business of IA Global.

The transaction between the Company and Taicom was structured as a share exchange in which the Company issued 26,000,000 shares of its common stock at $.20 per share, the close price during the negotiations in exchange for 1,389,750 Class B Preferred Shares of Taicom. The transaction was valued at $5,200,000.

April 1, 2009 Form of Performance Warrant

On April 1, 2009, the Company amended the Form of Performance Warrant with AMV that was signed on December 12, 2008 (“Amended Warrant”). The Amended Warrant reduced the number of shares of common stock that AMV could receive upon the closing of financings to 3,591,250 from 32,500,000 common shares. The Company agreed to register the common stock issuable upon the exercise of the Amended Warrant with NYSE AMEX and file a registration statement on Form S-3 within sixty days of approval by NYSE AMEX. The Amended Warrant was issued to an accredited investor in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

June 8, 2009 Services Agreement

On June 8, 2009, the Company entered into a Services Agreement (“Agreement”) with AMV. Pursuant to this agreement, AMV is providing funding to the Company of $300,000 in exchange for IA Global Convertible Senior Debentures (“Debentures”) that carry a 12% interest rate and are due December 8, 2009. The Debentures are convertible into 10,000,000 shares of IAO Common Stock at $0.030 per share upon issuance. In the event Company is not able to pay back the principal amount plus accrued interest by December 8, 2009, AMV shall have the right to convert such Debenture into (1) the proportionate number of collateralized IAO Common Shares, or (2) exchange 940,121 shares of Taicom Preferred Class B stock owned by the Company pro-rata. The $300,000 in funding will be paid in five tranches that are independent of each other and that payment or non-payment of one or more tranches is not dependent on the payment or non-payment of any one or more of the other tranches.

On July 17, 2009 and September 28, 2009, AMV notified us that we were in default under the agreement and as a result did not fund the $60,000 due June 30, 2009, July 15, 2009 and July 31, 2009. However, AMV was late in funding as required by the agreement. AMV could claim ownership of our Taicom shares. This would result in a loss on investment of approximately $2,861,000. Based on the $120,000 in funding under this agreement, the Company may be required to issue 4,000,000 shares.

The parties are negotiating over the Agreement.

Effects of these Transactions

These transactions involved a significant increase in the number of shares of our common stock issued and outstanding and, as a result, current stockholders own a smaller percentage of our outstanding common stock and, accordingly, a smaller percentage interest in the voting power, liquidation value and aggregate book value of our Company.

Our Common Stock has no preemptive or similar rights.

Principal Effects of Not Ratifying this Proposal

If stockholder ratification is not obtained, it will have no effect on these transactions. However, if AMEX were to conclude these issuances were below market, we may be limited in our ability to conduct further equity issuances at discounts to the then current market prices.

Your Board Recommends That Stockholders Vote FOR Ratification of the Company’s Issuance of Common Stock in Connection with the Transactions Described Above.

PROPOSAL 3

To Approve the Issuance of Shares of Common Stock

in Connection with a Transaction Involving Inter Asset LBO No 1 Fund

General Information

As previously disclosed, the Company is a BPO and financial services corporation targeting the B2B and B2C markets in the Asia Region. In order to finance the Company’s current operations, the Company has raised capital through a private placement with Inter Asset Japan LBO No. 1 Fund (“Shareholder”), an existing shareholder of the Company. Our Board has determined that it is in the best interests of the Company and our stockholders to enter into these transactions, which are described in more detail below.

These transactions involved the Company’s agreement to issue approximately 10,250,000 shares of our common stock through private placements, or approximately 4.5% of the total common stock of IA Global issued and outstanding on the record date. In addition, the Shareholder acquired 50,000,000 shares on November [__], 2009 and has the option to acquire an additional 50,000,000 shares of our common stock through this private placement, or approximately 43.4% of the Company’s issued and outstanding shares as of the record date (in the aggregate, assuming the Shareholder exercises its option in its entirety). As of November 19, 2009, we had 230,103,489 shares of our common stock issued and outstanding.

NYSE AMEX Stock Exchange Regulations

AMEX Company Guide Section 713 requires stockholder approval as a prerequisite for AMEX’s approval to list newly issued shares on the AMEX if (i) the aggregate number of shares to be issued would result in the issuance of 20% or more of the amount of common stock issued and outstanding, and (ii) the sale price of the shares would be less than the greater of book or market value of the common stock. Section 713 also provides that stockholder approval is required when the issuance or potential issuance of additional shares will result in a change of control. According to AMEX guidance, an issuance or potential issuance of shares may result in a change of control in some circumstances even when such issuance or potential issuance would not result in any one stockholder owning or controlling at least 50% of the issued and outstanding common stock of the issuer.

The Company does not believe that AMEX rules require approval by our stockholders in connection with the issuances and potential issuances of shares to the Shareholder described in this proposal, nor do we believe that such issuances and potential issuances would result in a change of control of the Company for purposes of Section 713 of the AMEX Company Guide. If the Shareholder was to exercise its option in full, however, the transaction would involve the Company’s issuance of more than 20% of its issued and outstanding common stock and significantly increase the Shareholder’s relative ownership interest in the Company. Accordingly, we are requesting that our stockholders approve the issuance of common stock in connection with these transactions.

August 2, 2009 Stock Purchase Agreement

On August 2, 2009, the Company entered into a Stock Purchase Agreement (“Agreement 1”) with the Shareholder. Under the terms of the Agreement 1, the Company agreed to issue and sell to the Shareholder 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, for an aggregate purchase price of $60,000, or $0.04 per share (the “Purchase Price”).

Agreement 1 contains certain representations and warranties of the Shareholder and the Company, including customary investment-related representations provided by the Shareholder, as well as acknowledgements by the Shareholder that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the Shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

Agreement 1 also grants the Shareholder registration rights that it may exercise at its option and provides the Shareholder with a right of first offer if the Company proposes to issue securities in the future (subject to certain customary exceptions). Finally, the Shareholder has the right to demand that the Company redeem all or any portion of the Shares at any time on or after October 31, 2009, for a redemption price equal to the greater of the Purchase Price or the listed market price for the Company’s common stock as of the redemption date.

August 17, 2009 Stock Purchase Agreement

On August 17, 2009, the Company entered into a Stock Purchase Agreement (“Agreement 2”) with the Shareholder. Under the terms of Agreement 2, the Company agreed to issue and sell to the Shareholder 5,000,000 shares of our common stock for an aggregate purchase price of $200,000, or $0.04 per share.

Also under the terms of the Agreement, the Shareholder committed to purchase, and the Company agreed to issue and sell to the Shareholder, additional shares of the Company’s common stock in accordance with the following schedule:

•	2,500,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$100,000 on or before September 4, 2009.

•	1,250,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$50,000 on or before September 18, 2009.

•	50,000,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000 on or before November 10, 2009.

The Shareholder’s obligation to purchase the foregoing shares by the date specified is conditioned upon the representations and warranties of the Company contained in Agreement 2 being accurate as of the date of such closing.

Finally, the Shareholder has the option, but not the obligation, to purchase, on or before December 31, 2009, an additional 50,000,000 shares of Common Stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000.

Agreement 2 contains certain representations and warranties of the Shareholder and the Company, including customary investment-related representations provided by the Shareholder, as well as acknowledgements by the Shareholder that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

Agreement 2 also grants the Shareholder registration rights that it may exercise at its option and provides the Shareholder with a right of first offer if the Company proposes to issue securities in the future (subject to certain customary exceptions).

Effects of these Transactions

If approved by the stockholders, these transactions will result in a significant increase in the number of issued and outstanding shares of our common stock and, as a result, current stockholders own a smaller percentage of our outstanding common stock and, accordingly, a smaller percentage interest in the voting power, liquidation value and aggregate book value of our Company.

In addition, following the completion of these transactions, the Shareholder will be one of the Company’s largest stockholders with 32.7% of the outstanding shares of the Company’s common stock. Accordingly, the Shareholder could have significant influence over matters submitted to our stockholders, including any potential change of control transactions. The interests of the Shareholder may be different from the interests of the Company’s other stockholders, and the Shareholder may be able to influence the Company in a way inconsistent with the interests of the Company’s other stockholders. This concentration of voting power may deter other companies from seeking to acquire the Company, which could have a negative effect on the trading price of the Company’s Common Stock.

Our Common Stock has no preemptive or similar rights.

Principal Effects of Not Approving this Proposal

If stockholder approval is not obtained, the Company may be unable to obtain additional financing, we may lose our AMEX listing, we may need to restructure our operations, divest all or a portion of our business or file for bankruptcy.

In addition, if AMEX were to conclude that these issuances were below market, or that they resulted in a change of control of the Company, we may be limited in our ability to conduct further equity issuances at discounts to the then current market prices.

Your Board Recommends That Stockholders Vote FOR Approval of the Company’s Issuance of Common Stock in Connection with the Transaction Described Above.

PROPOSAL 4

To Approve the Issuance of Shares of Common Stock

in Connection with a Transaction Involving Ascendiant Capital Group, LLC

Background

In order to raise capital to provide liquidity and help fund the Company’s ongoing operations, the Company has entered into a Securities Purchase Agreement with Ascendiant Capital Group, LLC (“Ascendiant”), pursuant to which Ascendiant agreed to purchase up to $5,000,000 worth of shares of our Common Stock from time to time over a 24-month period, provided that certain conditions are met. The financing arrangement entered into by IA Global and Ascendiant, which is described in more detail below, is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

The number of shares of our common stock issued under the equity line of credit will depend on, among other factors, the market price of our common stock. The pricing and other terms associated with the equity line of credit, including the conditions that must be met for us to make draws against the facility, are described in more detail below. Regardless, the Company’s use of the facility will dilute our existing stockholders.

AMEX Company Guide Section 713 requires stockholder approval as a prerequisite for AMEX’s approval to list newly issued shares on the AMEX if (i) the aggregate number of shares to be issued would result in the issuance of 20% or more of the amount of common stock issued and outstanding, and (ii) the sale price of the shares would be less than the greater of book or market value of the common stock. Section 713 also provides that stockholder approval is required when the issuance or potential issuance of additional shares will result in a change of control. According to AMEX guidance, an issuance or potential issuance of shares may result in a change of control in some circumstances even when such issuance or potential issuance would not result in any one stockholder owning or controlling at least 50% of the issued and outstanding common stock of the issuer.

We are requesting that our stockholders approve the issuance of shares of our Common Stock to Ascendiant in connection with this transaction. We believe that the issuance of common stock pursuant to these transactions would be in compliance with the rules of AMEX and does not require stockholder approval. However, because the aggregate number of shares that may be issued pursuant to the equity line of credit is significant, we are seeking stockholder approval to ensure compliance with the rules of AMEX.

Description of Securities Purchase Agreement

Under the terms of the Securities Purchase Agreement, Ascendiant will not be obligated to purchase shares of IA Global’s common stock unless and until certain conditions are met, including but not limited to (i) approval of the transaction by the NYSE Amex, and (ii) the Company files by November 13, 2009 and the Securities and Exchange Commission (the “SEC”) declares effective by January 27, 2010 a Registration Statement on Form S-1 (the “Registration Statement”) registering Ascendiant’s resale of any shares purchased by it under the equity drawdown facility. The customary terms and conditions associated with Ascendiant’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on September 29, 2009.

If and when the SEC declares the Registration Statement effective, IA Global will have the right to sell and issue to Ascendiant, and Ascendiant will be obligated to purchase from IA Global, up to $5,000,000 worth of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). IA Global will be entitled to sell such shares from time to time during the Commitment Period by delivering a draw down notice to Ascendiant. In such draw down notices, IA Global will be required to specify the dollar amount of shares that it intends to sell to Ascendiant, which will be spread over a nine-trading-day pricing period. For each draw, IA Global will be required to deliver the shares sold to Ascendiant in three installments (following the third, sixth and ninth trading days in the pricing period, respectively). Ascendiant is entitled to liquidated damages in connection with certain delays in the delivery of its shares.

The Securities Purchase Agreement also provides for the following terms and conditions:

•	Purchase Price – 90% of IA Global’s volume-weighted average price (“VWAP”).
•

Threshold Price – IA Global may specify a price below which it will not sell shares during the applicable nine-trading-day pricing period. If the purchase price falls below the threshold price on any day(s) during the pricing period, such day(s) will be removed from the pricing period (and Ascendiant’s investment amount will be reduced by 1/9 for each such day).

•

Maximum Draw – 15% of IA Global’s total trading volume for the 10-trading-day period immediately preceding the applicable draw down, times the average VWAP during such period (but in no event more than $250,000).

•	Minimum Draw – None.
•	Minimum Time Between Draw Down Pricing Periods – Two trading days.
•	Minimum Use of Facility – IA Global is obligated to sell at least $1,000,000 worth of shares of its common stock to Ascendiant during the Commitment Period.
•

Commitment Fees – Upon NYSE Amex approval, IA Global will be obligated to issue 2,371,917 shares of its common stock to Ascendiant ($125,000 worth of shares based on the Company’s closing bid price on the trading day immediately prior to the date of the Securities Purchase Agreement). If and when the SEC declares the Registration Statement effective, IA Global will be obligated to issue another $125,000 worth of shares of its common stock in four installments over a period of 90 days following the effectiveness date.

•

Other Fees and Expenses – IA Global has agreed to pay $10,000 to Ascendiant’s legal counsel for the legal fees and expenses it incurred in connection with negotiating and documenting the equity line of credit. Pursuant to separate agreements, IA Global has also agreed to pay an aggregate of 3.0% in finder’s fees (to be paid in connection with each draw down).

•

Indemnification – Ascendiant is entitled to customary indemnification from IA Global for any losses or liabilities it suffers as a result of any breach by IA Global of any provisions of the Securities Purchase Agreement, or as a result of any lawsuit brought by any stockholder of IA Global (except stockholders who are officers, directors or principal stockholders of IA Global).

•

Conditions to Ascendiant’s Obligation to Purchase Shares – Trading in IA Global’s common stock must not be suspended by the SEC or the NYSE Amex (or other applicable trading market); IA Global must not have experienced a material adverse effect; all liquidated damages and other amounts owing to Ascendiant must be paid in full; the Registration Statement must be effective with respect to Ascendiant’s resale of all shares purchased under the equity drawdown facility; there must be a sufficient number of authorized but unissued shares of IA Global common stock; and the issuance must not cause Ascendiant to own more than 9.99% of the then outstanding shares of IA Global common stock, or more than 19.9% of the number of shares of common stock outstanding on September 29, 2009 to have been issued under the equity drawdown facility (without stockholder approval).

•

Termination – The Securities Purchase Agreement will terminate if IA Global’s common stock is not listed on one of several specified trading markets (which include the NYSE Amex, OTC Bulletin Board and Pink Sheets, among others); if IA Global files for protection from its creditors; or if the Registration Statement is not declared effective by the SEC by June 29, 2010. IA Global may terminate the Securities Purchase Agreement if Ascendiant fails to fund a draw down within 10 trading days after the end of the applicable settlement period, or if the SEC provides comments on the Registration Statement requiring certain changes in the transaction structure and/or documents.

The Securities Purchase Agreement also contains certain representations and warranties of IA Global and Ascendiant, including customary investment-related representations provided by Ascendiant, as well as acknowledgements by Ascendiant that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. IA Global provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations. IA Global’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC. IA Global also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Securities Purchase Agreement.

The shares to be issued by IA Global to Ascendiant under the Securities Purchase Agreement will be issued in private placements in reliance upon the exemption from the registration requirements set forth in the Securities Act of 1933 (the “Securities Act”) provided for in Section 4(2) of the Securities Act, and the rules promulgated by the SEC thereunder.

Effects of Ascendiant Transaction

If approved by the stockholders, these transactions will result in a significant increase in the number of issued and outstanding shares of our common stock and, as a result, current stockholders would own a smaller percentage of our outstanding common stock and, accordingly, a smaller percentage interest in the voting power, liquidation value and aggregate book value of our Company.

Our Common Stock has no preemptive or similar rights.

Principal Effects of Not Approving this Proposal

Stockholder approval is not specifically required as a condition to closing the Company’s proposed transaction with Ascendiant, but there is a possibility that AMEX will not approve the listing of the shares of our Common Stock proposed to be sold to Ascendiant under the equity line of credit if stockholder approval is not obtained. As described above, AMEX approval of the listing of such shares is a condition to closing the equity line of credit. Accordingly, if our stockholders do not approve this proposal, there is a significant possibility that we may be unable to complete the proposed transaction with Ascendiant, which would leave the Company without the liquidity or ongoing access to capital that it would provide during the Commitment Period. Other potential outcomes that could be related to such an event include the Company’s inability to obtain alternative or additional financing (at all, or on terms acceptable to us), the delisting of our Common Stock from AMEX, the need to restructure our operations and/or divest all or a portion of our business, and the need to file for bankruptcy or other protection from our creditors. Additionally, if AMEX were to conclude that issuances of our Common Stock to Ascendiant pursuant to the equity line of credit were below market, we may be limited in our ability to conduct further equity issuances at discounts to the then-current market prices.

Your Board Recommends That Stockholders Vote FOR Approval of the Company’s Issuance of Common Stock in Connection with the Transaction Described Above.

PROPOSAL 5

To Give the Board Discretion to Amend the Company’s Certificate of Incorporation to

(i) Effect a Reverse Stock Split of the Common Stock Within a Specified Range of Ratios and

(ii) Decrease the Number of Authorized Shares of our Common Stock

From 450,000,000 Shares to 100,000,000 Shares

Background

On October 30, 2009, the Board adopted a resolution seeking stockholder approval to grant the Board discretionary authority to amend the Company’s certificate of incorporation to (i) effect a reverse stock split of IA Global’s common stock within a specified range of ratios and (ii) decrease the number of authorized shares of our common stock from 450,000,000 shares to 100,000,000 shares. If this proposal is approved, the Board may subsequently effect, in its sole discretion, the reverse stock split based upon any exchange ratio within the following range: 1-for-25 to 1-for-50. If approved, the Board’s discretion to effect a reverse stock split within that range of ratios would last until the Company’s 2010 Annual Meeting of Stockholders, when such discretion would terminate if not exercised by the Board. We currently anticipate that, if this proposal is approved by our stockholders, the reverse stock split will be implemented as soon as practicable following the annual meeting.

As of November 19, 2009, the Company had 450,000,000 shares of common stock authorized for issuance, of which 230,103,489 shares were issued and outstanding. If our stockholders approve this proposal and the Board determines the effect a reverse stock split, our authorized capital would be reduced to from 450,000,000 shares of common stock to 100,000,000 shares of common stock, and the number of shares issued and outstanding (as of the record date) would be reduced to between 5,753,000 and 11,505,000 (each depending on the ratio ultimately adopted by the Board).

Reasons for Effecting a Reverse Stock Split

The Board believes that a reverse stock split is desirable and in the best interests of IA Global and our stockholders for the following reasons:

•

Increased Share Price. A reverse stock split may increase the trading price of shares of the Company’s common stock, making them more attractive investments generally and to institutional investors in particular. In addition, Section 1003(f)(v) of the NYSE AMEX Company Guide provides that the Company’s common stock could be delisted from the NYSE AMEX stock exchange if the Company does not effect a reverse stock split or otherwise address its low market price ($[__] per share as of November 19, 2009) in a timely manner.

•

Reduced Stockholder Transaction Costs. Because investors typically pay commissions based on the number of shares traded when they buy or sell shares of our common stock, such investors would pay lower commissions for trading a given dollar amount of Company common stock if the reverse stock split is completed.

•

Increased Earnings Per Share. To the extent that the Company has positive net income in future periods, a decrease in the number of shares of our common stock issued and outstanding would have the result of increasing our nominal earnings per share, which could help our visibility in the marketplace and increase the level of confidence in our common stock.

•

Relative Increase in Number of Shares Authorized For Issuance. Currently, less than 50% of our authorized shares of common stock are available for issuance. If our stockholders approval this proposal and our Board implements a reverse stock split, the relative reduction in the number of our issued and outstanding shares of common stock will exceed the reduction in the number of shares of our common stock that are authorized for issuance. Accordingly, relatively more shares of our common stock will be available for future issuance for a variety of corporate purposes, including capital-raising and potential acquisitions. The Board believes this will provide the Company with additional strategic and operational flexibility in the future.

Factors Considered by Our Board of Directors

The Board believes that the continued listing of the common stock on the NYSE AMEX stock market is in the best interests of the Company and its stockholders, and that the delisting of the common stock may cause the liquidity in the trading market for the common stock to be significantly decreased, thereby reducing the trading price and increasing the transaction costs of trading shares of the common stock.

The Board also considered that as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. The Board believes that, to the extent that the price per share of our common stock remains at a higher per share price as a result of the reverse stock split, some of these concerns may be ameliorated.

The Board also considered that the structure of trading commissions, which are often set at a fixed price, tend to have an adverse impact on holders of lower-priced securities because the brokerage commissions on a sale of lower-priced securities generally represent a higher percentage of the sales prices than the commissions on relatively higher-priced issues, which may discourage trading in such lower-priced securities. A reverse stock split could result in a price level for our common stock that may reduce the adverse effect trading commissions have on our stockholders. Moreover, a reverse stock split would reduce the actual transaction costs imposed on those investors who pay commissions on trades of our common stock based on the number of shares actually traded.

In addition, the Board believes that the total number of shares of our common stock currently outstanding is disproportionately large relative to our present market capitalization and that a reverse stock split would bring the number of outstanding shares to a level more in line with other healthcare companies with comparable capitalizations. Moreover, the Board considered that when the number of outstanding shares of common stock is unreasonably large in relation to a company’s earnings, a significant positive change in net earnings is required to create a noticeable improvement, in absolute terms, in such company’s reported earnings per share levels. If we were to effect a reverse stock split and decrease the number of shares outstanding, our investors could more easily understand the impact on earnings per share attributable to the operational efforts of our management.

In evaluating whether or not to recommend a reverse stock split, in addition to the considerations described above, the Board also took into account various negative factors associated with a reverse stock split. These factors include:

•	the negative perception of reverse stock splits held by some investors, analysts and other stock market participants;

•	the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels;

•	the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and

•	the costs associated with implementing a reverse stock split.

Also, other factors such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the price of our common stock would be maintained at the per share price in effect immediately following the effective time of the reverse stock split.

Stockholders should recognize that if a reverse split is effected, they will own a fewer number of shares than they currently own. While we expect that the reverse split will result in an increase in the per share price of our common stock, the reverse stock split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the per share price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

If a reverse stock split is effected and the per share price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Accordingly, a reverse stock split may not achieve the desired results that have been outlined above.

The Board considered all of the foregoing factors, and determined that the reverse stock split is in the best interests of IA Global and its stockholders. As noted above, even if stockholders approve the reverse stock split, the Board reserves the right not to effect the reverse stock split if the Board does not deem it to be in the best interests of the Company or its stockholders.

Effects of Reverse Stock Split

Our common stock is currently registered under the Securities Exchange Act of 1934 (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act.

If approved by our stockholders (and assuming the Board exercises its discretion to effect the reverse stock split), this proposal will result in a significant decrease in the number of authorized and issued and outstanding shares of our common stock. The reverse stock split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights or other rights of stockholders be altered in any way. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable.

We have warrants outstanding for the purchase of approximately 11.5 million shares of our common stock. We issued these warrants in connection with financing arrangements. Pursuant to the applicable warrant agreements, upon effectiveness of the reverse stock split, the number of shares into which the warrants may be exercised (and the corresponding exercise price) will be adjusted in a manner that corresponds to the reverse stock split ratio ultimately adopted by the Board (within the range specified above). Similar adjustments would occur with respect to the options that are currently outstanding to purchase approximately 19.2 million shares of the Company’s common stock.

The reverse stock split would not affect total stockholders’ equity on our balance sheet. However, because the par value of our common stock will remain unchanged, the components that make up total stockholders’ equity would change by offsetting amounts. As a result of the reverse stock split, the stated capital component attributable to our common stock would be reduced in accordance with the reverse stock split ratio ultimately adopted by the Board, and the additional paid-in capital component would be increased by the amount by which the stated capital is reduced. The net book value per share of our common stock would be increased as a result of the reverse stock split because there will be fewer shares of our common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Our Common Stock has no preemptive or similar rights.

Procedure for Effecting Proposed Amendment and Exchange of Stock Certificates

If our stockholders approve this proposal and the Board determines that a reverse stock split, within the specified range of ratios, continues to be in the best interests of IA Global and our stockholders, the Board will file an amendment to our certificate of incorporation reflecting the reverse split and the reduction of the authorized number of shares of our common stock with the Secretary of State of the State of Delaware. The reverse stock split and the reduction of the authorized number of shares of our common stock will become effective upon filing which time and date will be referred to as the “effective time.” At the effective time, a certain number of shares (based on the reverse stock split ratio ultimately adopted by the Board) of common stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of common stock and each certificate that immediately prior to the effective time represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares and the number of authorized shares of our common stock will be decreased in accordance with the ratio adopted by the Board.

The Company’s transfer agent, American Stock and Transfer, will act as exchange agent for purposes of implementing the exchange of stock certificates, and is referred to as the “exchange agent.” As soon as practicable after the effective time, a letter of transmittal will be sent to stockholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Even if our stockholders approve this proposal, we reserve the right not to effect the reverse stock split or decrease the number of authorized share of our common stock if in the opinion of the Board it would not be in the best interests of IA Global and its stockholders.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to exercise appraisal rights in connection with the reverse split or decrease in the number of authorized shares of our common stock, and IA Global will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

IN ACCORDANCE WITH 31 C.F.R. § 10.35(B) (5), THE DISCUSSION OF THE TAX ASPECTS PROVIDED HEREIN HAS NOT BEEN PREPARED, AND MAY NOT BE RELIED UPON BY ANY PERSON, FOR PROTECTION AGAINST ANY FEDERAL TAX PENALTY. THE TAX DISCUSSION HEREIN IS WRITTEN TO SUPPORT PROPOSED AMENDMENT AND STOCKHOLDER SHOULD SEEK ADVICE BASED ON THE PROSPECTIVE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split. The Company has not and will not seek a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the proposed reverse stock split. Therefore, the income tax consequences discussed below are not binding on the Internal Revenue Service and there can be no assurance that such income tax consequences, if challenged, would be sustained.

Subject to the above stated, the United States federal income tax consequences of the proposed reverse stock split may be summarized as follows:

•

The reverse stock split would qualify as a tax-free recapitalization under the Internal Revenue Code. Accordingly, a stockholder will not recognize any gain or loss for United States federal income tax purposes as a result of the receipt of the post-reverse stock split common stock pursuant to the reverse stock split.

•

The shares of post-reverse stock split common stock in the hands of a stockholder will have an aggregate basis for computing gain or loss on a subsequent disposition equal to the aggregate basis of the shares of pre-reverse split common stock held by the stockholder immediately prior to the reverse stock split.

•	A stockholder’s holding period for the post-reverse stock split common stock will include the holding period of the pre-reverse split common stock exchanged.

Principal Effects of Not Approving this Proposal

If stockholder approval is not obtained, the market price of the Company’s stock may remain at or near current levels, and the Company may lose its NYSE AMEX listing.

Your Board Recommends That Stockholders Vote

FOR

Giving the Board Discretion to Amend the Company’s Certificate of Incorporation to

Effect a Reverse Stock Split of the Common Stock Within the Specified Range of Ratios Described Above and Decrease the Number of Authorized Shares of Common Stock

From 450,000,000 Shares to 100,000,000 Shares.

PROPOSAL 6

Ratification of the Appointment of Sherb and Co., LLP

as the Company’s Independent Registered Public Accounting Firm (Independent Auditors)

for the fiscal year ended March 31, 2010

At its October 30, 2009 meeting, the Audit Committee recommended and approved the appointment of Sherb and Co., LLP as the Company’s independent registered public accounting firm (independent auditors) to examine the consolidated financial statements of the Company for the year ending March 31, 2010. The Board of Directors is seeking the stockholders’ ratification of such action.

Action by our stockholders is not required by law in connection with the appointment of the Company’s independent accountants. If the Company’s stockholders do not ratify this appointment, however, the appointment will be reconsidered by the Audit Committee.

Sherb and Co., LLP has no direct or indirect financial interest in the Company or in any of its subsidiaries, nor has it had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. It is expected that representatives of Sherb and Co., LLP will not attend the Annual Meeting.

Your Board And The Audit Committee Recommend That Stockholders Vote

FOR

Ratification of the Appointment of Sherb and Co., LLP

as the Company’s Independent Registered Public Accounting Firm (Independent Auditors)

For the fiscal year ended March 31, 2010.

AUDIT COMMITTEE DISCLOSURE

The Audit Committee is comprised solely of independent and, among other things, is responsible for:

•	the appointment of independent registered accounting firm;
•	review the arrangements for and scope of the audit by independent auditors;
•	review the independence of the independent auditors;
•	consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any proposed corrective actions;
•	review and monitor our policies regarding business ethics and conflicts of interest;
•	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters;
•	review the activities and recommendations of our accounting department.

Audit Committee Pre-Approval Policy

The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Exchange Act. During the fiscal year ended March 31, 2009, the Audit Committee pre-approved all audit and permissible non-audit services provided by our independent auditors.

Service Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee engaged Sherb and Co., LLP to perform an annual audit of the Company’s financial statements for the fiscal years ended March 31, 2009 and 2008 and December 31, 2007. The following is the breakdown of aggregate fees paid to the auditors for the Company for the last three fiscal years:

	Year Ended March 31, 2009	Year Ended March 31, 2008	Year Ended December 31, 2007

Audit fees	$120,000	$125,000	$105,000
Audit related fees	48,000	33,100	30,000
Tax fees	6,000	9,300	6,000
All other fees	138	—	65,284

	$174,138	$167,400	$206,284

•	“Audit fees” are fees paid for professional services for the audit of our financial statements.
•

“Audit Related fees” are fees billed by Sherb and Co., LLP to us for services not included in the “Audit Fees” category, specifically, SAS 100 reviews, SEC filings and consents, and accounting consultations on matters addressed during the audit or interim reviews, and review work related to quarterly filings.

•	“Tax fees” are fees primarily for tax compliance in connection with filing U.S. income tax returns.
•

“All other fees” are fees paid to Horwath, Sakura and Co. for the audit of our subsidiary Rex Tokyo in 2004, which the Company agreed to pay as part of the sale in April 2006. For the fiscal year ended March 31, 2009, these fees included miscellaneous expenses.

AUDIT COMMITTEE REPORT

The Audit Committee, which is composed of two independent directors (Eric La Cara and Masazumi Ishii), operates under a written charter adopted by the Board of Directors. Among its functions, the Audit Committee recommends to the Board of Directors the selection of independent registered accounting firm.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and the independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to oversee the financial reporting process on behalf of the Board of Directors and to report the result of their activities to the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The independent auditors also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence and considered the compatibility of permissible non-audit services with the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the committee, and relying thereon, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the fiscal years ended March 31, 2009 and 2008 and December 31, 2007, as filed with the SEC.

Audit Committee of the Board of Directors,

Eric La Cara, Chairman

Masazumi Ishii

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, directors and 10% stockholders are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during fiscal year 2009 its executive officers, directors and 10% stockholders timely filed all reports required to be filed by them pursuant to Section 16(a) of the Exchange Act Act, except for Derek Schneideman, who was late in filing two Form 4s; Mark Scott, who was late in filing three Form 4s; and Eric LaCara, who was late in filing one Form 4. The late filings by Messrs. Schneideman and Scott were due to initial issuances of stock grants under the Company’s 2007 Stock Incentive Plan. In addition, Inter Asset Japan Co Ltd. was late in filing one Form 13-D, Taicom Securities and Michael Ning were late in filing one Form 13-D, and DJ Capital and John Margersion were each late in filing one Form 4.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to submit a proposal to be considered for inclusion in the Company’s proxy statement for the 2010 Annual Meeting of Stockholders, the proposal must be submitted to the Secretary of the Company (addressed to IA Global, Inc., Attn: Corporate Secretary, 101 California Street, Suite 2450, San Francisco, CA 94111) in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Secretary on or before July 27, 2010. If, however, the date of the 2010 Annual Meeting of Stockholders is not within 30 days before or after December 18, 2010, any stockholder proposal must be received by the Secretary of the Company a reasonable time before we begin to print and send our proxy materials.

In accordance with the provisions of the Company’s Amended and Restated Bylaws, any stockholder proposals for the 2010 Annual Meeting of Stockholders that are submitted outside the processes of Rule 14a-8 (i.e., proposals that are not submitted for inclusion in the Company’s proxy statement) will be considered untimely if they are received by the Secretary of the Company after September 10, 2010. If, however, the date of the 2010 Annual Meeting of Stockholders is not within 30 days before or after December 18, 2010, any such proposal will be considered untimely if it is received (i) after the date that is 45 days prior to the date of the 2010 Annual Meeting of Stockholders (if at least 60 days’ advance notice of the meeting is given to stockholders), or, if less than 60 days’ advance notice is given to stockholders, (ii) after the date that is 15 days after the date on which notice of the 2010 Annual Meeting of Stockholders is given to stockholders.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

INCORPORATION BY REFERENCE OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as filed with the SEC, accompanies this Proxy Statement. Any exhibit to the Form 10-K will be made available, free of charge, upon written request. Written requests should be addressed to IA Global, Inc., Attn: Investor Relations, 101 California Street, Suite 2450, San Francisco, CA 94111. Copies of these documents may also be accessed electronically via the SEC’s website at http://www.sec.gov. The Company’s Form 10-K is not part of these proxy solicitation materials.

Mark Scott

Secretary

San Francisco, California

November 25, 2009